[GRAPHIC OMITTED]                                                                                                                                                     Press Release

Contact:   Denise DesChenes/Jamie Tully/
Kara Findlay
Citigate Sard Verbinnen
(212) 687-8080

FOAMEX INTERNATIONAL ANNOUNCES FIRST QUARTER 2003 RESULTS

Company in Compliance with Debt Covenants

LINWOOD, PA, May 13, 2003 –Foamex International Inc. (NASDAQ: FMXI), the leading manufacturer of flexible polyurethane and advanced polymer foam products in North America, today announced its 2003 first quarter results.

Results
Sales
Net sales for the first quarter were $327.8 million, up 4% from $314.1 million in the first quarter of 2002. Gross profit was $31.3 million in 2003, down 17% from $37.7 million in 2002. Sequentially, first quarter gross margin of 9.5% was higher than the 8.5% reported in the fourth quarter of 2002, primarily reflecting the implementation of selling price increases.

Earnings
Net loss for the quarter was $8.1 million, or $0.33 per diluted share, compared with a net loss of $67.5 million, or $2.56 per diluted share in the first quarter of 2002. The 2002 first quarter included a $70.6 million charge for the cumulative effect of accounting changes related to goodwill.

Income from operations was $10.8 million for the first quarter of 2003, compared to $21.5 million in the first quarter of 2002. The Company experienced higher manufacturing costs, resulting primarily from increased raw material costs, and an increase in selling, general and administrative expenses versus the first quarter of 2002. Sequentially, selling, general and administrative expenses were down $5.0 million or 20% from the fourth quarter of 2002 due to the impact of cost containment initiatives.

Interest and debt issuance expense for the first quarter was $19.1 million, an increase of nearly 3% from the 2002 quarter, due to higher average debt levels, interest rates and amortization of debt issuance costs. The 2002 quarter includes a $4.3 million charge for the write off of debt issuance costs previously reported as an extraordinary item. The Company was in compliance with the financial covenants under the Foamex L.P. credit facility at the end of the first quarter 2003.

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Commenting on the results, Tom Chorman, Foamex’s President and Chief Executive Officer, said: “We continue to be in compliance with our bank covenants, but I am not satisfied with the performance of the business year to date. We are seeing the positive effect of our profit restoration program. Selling price increases have been implemented, employee related costs have been reduced, three stand alone plants have been closed, and we continue to manage our raw material supply chain to optimize our position in a difficult market.” Chorman continued, “The economy and our operating environment continue to be challenging, but we expect to meet the commitments made to our shareholders and lenders.”

Business Segment Performance
Foam Products
Foam Products net sales for the first quarter were $118.1 million, up marginally from $117.5 million in the first quarter of 2002. Income from operations for the first quarter was $2.2 million, as compared to $9.8 million in the first quarter of 2002. The decrease primarily reflects the higher cost of raw materials and higher operating costs associated with plant shutdowns and the resulting business realignment. However, the first quarter of 2003 shows improvement from the fourth quarter of 2002, largely due to selling price increases.

Automotive Products
Automotive Products net sales for the first quarter were $121.1 million, up 16% from the first quarter of 2002. The improvement primarily reflected higher sales of laminated and molded products, combined with sluggish demand in the first quarter of 2002. Income from operations for the first quarter was $7.0 million, down 18% from the same period one year ago, due to higher raw material costs and a change in the sales mix.

Carpet Cushion Products
Carpet Cushion Products net sales for the first quarter were $48.9 million, down 7% from the first quarter of 2002. The decrease is primarily due to a decline in volume. Loss from operations in the first quarter was $3.1 million, essentially flat from the same period of 2002. Sequentially, the loss from operations improved $0.4 million from the fourth quarter of 2002, primarily as a result of the selling price increase initiated last year.

Technical Products
Net sales for Technical Products in the first quarter were $32.4 million, up 5% from the first quarter of 2002. Income from operations for the first quarter was $7.6 million, up 23% from the first quarter of 2002, due primarily to favorable product mix and lower operating costs, partially offset by higher raw material costs.

Conference Call and Replay
Foamex management will host a conference call today, May 13, 2003, at 10:00 a.m. EDT to discuss the Company’s first quarter 2003 results. Investors can access the conference call in the U.S. by dialing (888) 390-2576 (international callers, dial (484) 630-8116), asking to be connected to the Foamex investor call led by Tom Chorman. Participants will be asked to provide the following passcode for this conference call: Foamex.

In addition, interested parties may listen to the conference call over the Internet at www.foamex.com. To listen, go to the website 15 minutes early to register and download and install any necessary audio software. For those unable to participate, a rebroadcast will be made available at the Company’s web site that will be available shortly after the call.

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About Foamex International Inc.
Foamex, headquartered in Linwood, PA, is the world’s leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The Company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries as well as filtration and acoustical applications for the home. For more information visit the Foamex web site at http://www.foamex.com.

Forward-Looking Statements
This press release contains, and oral statements made from time to time by representatives of the Company may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, those relating to completion of the operational restructuring as currently contemplated and the currently anticipated benefits of the restructuring, including those relating to the work force reductions, cost savings and restructuring charges from Project Transformation, the expected benefits of expanding the use of VPF technology, the Company’s ability to introduce new products, enhance sales growth and margins and the outlook for the Company’s financial performance. These forward-looking statements are affected by risks, uncertainties and assumptions that the Company makes about, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management’s business plans, its capital and debt structure (including various financial covenants), litigation and changes in environmental legislation and environmental conditions and other factors mentioned in the documents filed by the Company with the Securities and Exchange Commission. While the Company believes that its assumptions regarding the foregoing matters are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that the Company’s forward-looking statements will prove to be accurate. Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company’s most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Readers should be aware that any forward-looking statement made in this press release or elsewhere by the Company speaks only as of the date on which it is made, and the Company disclaims any obligation or intent to update any of the factors listed above or forward-looking statements.

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(financial tables attached)

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Foamex International Inc. and Subsidiaries
Consolidated Statements of Operations
($ Thousands, except EPS data)
(Unaudited)

	First Quarter Comparative

	2003	2002
Net Sales	$ 327,770	$ 314,062
Cost of Goods Sold	296,490	276,384
Gross Profit	31,280	37,678
Selling, General & Administrative Expenses	20,455	17,683
Restructuring, Impairment and Other Credits	--	(1,538)
Income from Operations	10,825	21,533
Interest and Debt Issuance Expense	19,111	18,629
Income from Equity Interest in Joint Ventures	366	730
Other Income (Expense), Net	(1,243)	350
Income (Loss) before Provision (Benefit) for Income Taxes	(9,163)	3,984
Cumulative Effect of Accounting Changes
Provision (Benefit) for Income Taxes	(1,106)	851
Income (Loss) before Cumulative Effect of Accounting Changes	(8,057)	3,133
Cumulative Effect of Accounting Changes	--	(70,647)
Net Loss	$ (8,057)	$(67,514)

Earnings Per Share - Basic:
Income (Loss) before Cumulative Effect of Accounting Changes	$ (0.33)	$ 0.13
Cumulative Effect of Accounting Changes	--	(2.93)
Net Loss	$ (0.33)	$ (2.80)
Weighted Average Shares Outstanding	24,351	24,113
Earnings Per Share - Diluted:
Income (Loss) before Cumulative Effect of Accounting Changes	$ (0.33)	$ 0.12
Cumulative Effect of Accounting Changes	--	(2.68)
Net Loss	$ (0.33)	$ (2.56)
Weighted Average Shares Outstanding	24,351	26,334

-more-

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Foamex International Inc. and Subsidiaries
Selected Financial Data
($ Thousands)
(Unaudited)

	March 30, 2003	December 29, 2002
Balance Sheet:
Cash	$ 3,097	$ 4,524
Current Assets	$ 365,901	$ 337,649
Total Assets	$ 836,915	$ 813,577
Current Liabilities	$ 227,061	$ 200,944
Long-Term Debt	$ 742,864	$ 738,540
Shareholders' Deficit	$(196,221)	$(189,733)
	First Quarter 2003	First Quarter 2002
Other:
Depreciation and Amortization	$ 6,144	$ 8,280
Capital Expenditures	$ 2,223	$ 6,354